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As filed with the Securities and Exchange Commission on September 1, 2006

Registration No. 333-136710

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PICIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7373	36 - 4375169
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Quannapowitt Parkway
Suite 405
Wakefield, Massachusetts 01880
(781) 557-3000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Todd C. Cozzens, Chief Executive Officer
Picis, Inc.
100 Quannapowitt Parkway, Suite 405
Wakefield, Massachusetts 01880
(781) 557-3000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
William J. Schnoor, Esq. Edward A. King, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	June M. Morris, Esq. Picis, Inc. 100 Quannapowitt Parkway, Suite 405 Wakefield, Massachusetts 01880 (781) 557-3000	Steven A. Wilcox, Esq. Christopher J. Austin, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

           Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

 EXPLANATORY NOTE

          This Amendment No. 1 to the Registration Statement on Form S-1 (the "Form S-1") of Picis, Inc. is being filed solely for the purpose of adding Exhibits to the original filing of the Form S-1, filed on August 18, 2006. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged. The Prospectus portion of the Form S-1 is not reproduced in this Amendment No. 1. This Amendment No. 1 speaks as of the original filing date of the Form S-1 and does not reflect events occurring after the filing date of the original Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          Set forth is an estimate (except for the SEC registration fee and NASD filing fee) of the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.

Nature of Expense	Amount
SEC Registration Fee	$9,229
NASD Filing Fee	9,125
NASDAQ Listing Application Fee	*
Blue Sky Qualification Fees and Expenses	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent and Registrar Fees	*
Miscellaneous	*

Total	*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

          Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

          Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

          Article VII of our restated certificate of incorporation (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

          Article V of our restated by-laws (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

          In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

          In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

          We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

          In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

          In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a) Issuances of Capital Stock.

          In July 2004, we paid cash of $1.5 million and exchanged 4,711,484 shares of our common stock for all of the outstanding shares of common stock of Ibex Healthdata Systems, Inc. We paid an aggregate purchase price of approximately $19,269,000 in connection with the acquisition of Ibex Healthdata Systems, Inc., or the Ibex acquisition.

          In August, 2005, we issued and sold an aggregate of 2,750,001 shares of our common stock to 23 investors for an aggregate purchase price of $7,975,000.

          In August 2005, as part of the recapitalization of our capital stock, we converted all of the then outstanding shares of our preferred stock into an aggregate of 9,814,141 shares of our common stock as follows:

  •
  2,263,971 shares of our Series A1 Participating Convertible Preferred Stock were converted into 2,532,787 shares of our common stock;

  •
  78,261 shares of our Series A2 Participating Convertible Preferred Stock were converted into 78,261 shares of our common stock;

  •
  1,767,633 shares of our Series B Participating Convertible Preferred Stock were converted into 1,767,633 shares of our common stock; and

  •
  3,453,939 shares of our Series C Participating Convertible Preferred Stock were converted into 5,435,460 shares of our common stock.

          No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Stock Options; Deferred Stock Awards

          Since August 17, 2003, we granted stock options to purchase an aggregate of 1,741,299 shares of our common stock, with exercise prices ranging from $2.90 to $4.25 per share, to employees, directors and consultants pursuant to our 2000 Stock Option Plan and 2005 Equity Incentive Plan. Since August 17, 2003, we issued and sold an aggregate of 119,153 shares of our common stock upon exercise of stock options granted pursuant to these stock plans for an aggregate consideration of $313,922.

          In conjunction with the Ibex acquisition in July 2004, we assumed options issued under the Ibex 2001 Stock Incentive Plan. Pursuant to the terms of the acquisition agreement these options were adjusted to represent the right to purchase an aggregate of 1,098,024 shares of our common stock. These options have exercise prices of between $0.25 and $4.99 per share and expire between 2010 and 2014. As of August 16, 2006, an aggregate of 248,857 shares of our common stock have been issued upon exercise of these options for aggregate consideration of $84,506.

          In conjunction with our acquisition of Medical Systems Management, Inc. in April 2002, we assumed all of the outstanding options issued under the Medical Systems Management, Inc. 2000 Stock Option/Stock Issuance Plan which converted into options to acquire 2,390,998 shares of our common stock. As of August 16, 2006, 402,434 shares of our common stock have been issued upon exercise of these options for aggregate consideration of $173,047.

          In March 2005, we entered into deferred stock award agreements with three employees covering an aggregate of 300,000 fully vested shares of our common stock which were issued to the GreatBanc Trust, Co., as trustee of the Picis, Inc. Rabbi Trust. We established the Rabbi Trust in March 2005 as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income security Act of 1974 ("ERISA").

          In December 2005, we entered into a deferred stock award agreement with a director covering 150,000 shares of our common stock which were issued to the Rabbi Trust. The award vests in three annual installments starting December 31, 2006 and provides for accelerated vesting upon change in control of our company. We also entered into deferred stock award agreements with four employees covering an aggregate of 1,341,833 fully vested shares of our common stock which were issued to the Rabbi Trust.

          In June 2006, we entered into deferred stock award agreements with four employees covering an aggregate of 976,639 shares of our common stock, each of which vest at a rate of 25% after the first year and the remainder in equal monthly installments over the subsequent three years. In connection with these deferred share awards, we issued an aggregate of 976,639 shares of our common stock to be held in the Rabbi Trust.

          The issuance of common stock upon exercise of the options and the grant common pursuant to deferred stock agreements was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) as a transaction by an issuer not involving a public offering. The common stock issued upon exercise of options and in connection with deferred stock agreements are deemed restricted securities for the purposes of the Securities Act.

(c) Issuance of Warrants.

          In the July 2004 Ibex acquisition, we assumed all of the stock warrants of Ibex, which converted into warrants to acquire 272,436 shares of our common stock at an exercise price of $3.56 per share. As of August 16, 2006, none of these warrants had been exercised.

          In August 2005, we issued a warrant to Jeffries & Company, Inc. to purchase up to 82,500 shares of our common stock at an exercise price of $2.90 per share. This warrant was issued for services performed on behalf of us with respect to the recapitalization of our company and expires on August 30, 2015.

          In June 2006, we issued a warrant to our commercial lender, Silicon Valley Bank, to purchase up to 30,000 shares of our common stock at an exercise price of $4.25 per share in connection with the fourth amendment to our existing credit facility executed in June 2006.

          These issuances were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. The common stock issued upon exercise of warrants are deemed restricted securities for the purposes of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

          See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned hereby undertakes that:

          (1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)     In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 1st day of September, 2006.

Picis, Inc.
By:	/s/ TODD C. COZZENS
Name:	Todd C. Cozzens
Title:	Chief Executive Officer, President and Vice Chairman

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 1, 2006.

Signature	Title
/s/ TODD C. COZZENS Todd C. Cozzens	Chief Executive Officer and President and Director (Principal Executive Officer)
/s/ R. SCOTT LENTZ R. Scott Lentz	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Richard Johnston	Chairman of the Board
* David Collis	Director
* Richard Dieter	Director
* Adam B. Frankel	Director
* Bernard Giroud	Director
* T. Michael Long	Director
* Tommy Thompson	Director
* John L. Waller	Director
*By:	/s/ R. SCOTT LENTZ R. Scott Lentz Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant
3.2*	Amended and Restated By-laws of the Registrant
4.1*	Specimen Stock Certificate for shares of the Registrant's Common Stock
5.1*	Opinion of Goodwin Procter LLP
10.1
Sublease Agreement dated October 29, 2003 between Comverse, Inc. and the Registrant for Suite 405, 100 Quannapowitt Parkway, Wakefield, MA 01880, together with Amendment 1 to Sublease dated November 10, 2004
10.2	Pointe O'Hare Office Lease between Orix O'Hare II, Inc. and the Registrant dated March 31, 2005 for space at the premises located at 9550 Higgins Road, Rosemont, IL
10.3	Contrato de Arrendamiento dated August 1, 2005 between Picis R&D and AGN, Servicios Integrales, S.L. for Cister 2, Barcelona 08022, together with English translation thereof
10.4
Contratos de Arrendamiento entered into on December 24, 1998 and on February 8, 2000 between Picis R&D, S.A. and Edificaciones Avenida, S.A. for Local 1 and 4, Cister 6, Barcelona 08022, together with English translations thereof
10.5+**	Form of Indemnification Agreement between the Registrant and its Directors
10.6+**	Registrant's 2000 Stock Option Plan and Forms of Option Agreements
10.7+*	Registrant's 2005 Incentive Compensation Plan and Forms of Option Agreements
10.8+**	Medical Systems Management, Inc.'s Employee Stock Ownership Plan and Trust, as amended
10.9+*	Ibex Healthdata Systems, Inc. 2001 Stock Incentive Plan, as amended
10.10*
Amended and Restated Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated as of July 28, 2004 together with Loan Modification Agreements dated February 14, 2005, June 2005, December 2005 and June 2006
10.11+	Executive Employment Agreement between the Registrant and Todd C. Cozzens dated as of August 17, 2006
10.12+	Executive Employment Agreement between the Registrant and R. Scott Lentz dated as of August 17, 2006
10.13+	Executive Employment Agreement between the Registrant and Christine M. Cournoyer dated as of August 17, 2006
10.14+	Executive Employment Agreement between the Registrant and Elizabeth A. Popovich dated as of August 17, 2006
10.15+*	Senior Executive Incentive Bonus Plan

10.16+	Amended Director Engagement Letter between Registrant and Hon. Secretary Tommy G. Thompson dated as of June 20, 2006
10.17+	Amended Director Engagement Letter between Registrant and Mr. Bernard Giroud dated as of July 1, 2006
10.18**	Stockholders Agreement by and between the Registrant and the stockholders named therein, dated July 14, 2005
10.19+	Picis, Inc. Rabbi Trust dated as of November 29, 2005
23.1	Consent of Ernst & Young LLP
23.2	Consent of Altschuler, Melvoin and Glasser LLP
23.3*	Consent of Goodwin Procter LLP (Included in Exhibit 5.1)
24.1**	Power of Attorney

+
Indicates a management contract or any compensatory plan, contract or arrangement.

*
To be filed by amendment

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX